Exhibit 10.25

CROSSFIRST BANKSHARES, INC.
SENIOR EXECUTIVE SEVERANCE PLAN

(Effective as of May 3, 2022)

1.	Purpose.

The CrossFirst Bankshares, Inc. Executive Severance Plan (the "Plan") is a top-hat welfare plan under the Employee Retirement Income Security Act of 1974, and is intended to provide financial protection in the event of unexpected job loss to senior executive employees of CrossFirst Bankshares, Inc. or an Affiliate of CrossFirst Bankshares, Inc. who are expected to make substantial contributions to the success of the Company and thereby provide for stability and continuity of management, and to secure the continued services, dedication and objectivity of such employees in the event of a Change in Control or Potential Change in Control (each as defined below).

2.	Definitions.

As used herein, the terms identified below shall have the meanings indicated:

"Administrator" means the Committee or its delegate.

"Affiliate" means any person with whom CrossFirst would be considered a single employer under Code sections 414(b) or 414(c).

"Annual Incentive Plan" means the CrossFirst Bankshares, Inc. 2018 Annual Incentive Plan (effective as of October 25, 2018), as amended, or any successor plan adopted and in use by the Company.

"Applicable Qualifying CIC Termination COBRA Multiplier" means:

i.	eighteen (18) for any Eligible Executive who is an executive officer of the Company and whom the Committee designates as an Eligible Executive entitled to an Applicable Qualifying CIC Termination COBRA Multiplier of eighteen (18); and

ii.

twelve (12) for any Eligible Executive whose title is "Managing Partner" and whom the Committee has not otherwise designated as an Eligible Executive entitled to an Applicable Qualifying CIC Termination COBRA Multiplier of eighteen (18).

"Applicable Qualifying CIC Termination Severance Multiplier" means:

i.

three (3) for any Eligible Executive who is an executive officer of the Company and whom the Committee designates as an Eligible Executive entitled to an Applicable Qualifying CIC Termination Severance Multiplier of three (3); and

ii.

two (2) for any Eligible Executive whose title is "Managing Partner" and whom the Committee has not otherwise designated as an Eligible Executive entitled to an Applicable Qualifying CIC Termination Severance Multiplier of three (3).

"Applicable Qualifying Termination COBRA Multiplier" means:

i.

twelve (12) for any Eligible Executive who is an executive officer of the Company and whom the Committee designates as an Eligible Executive entitled to an Applicable Qualifying Termination COBRA Multiplier of twelve (12); and

ii.

six (6) for any Eligible Executive whose title is "Managing Partner" and whom the Committee has not otherwise designated as an Eligible Executive entitled to an Applicable Qualifying Termination COBRA Multiplier of twelve (12).

"Applicable Qualifying Termination Severance Multiplier" means:

i.

two (2) for any Eligible Executive who is an executive officer of the Company and whom the Committee designates as an Eligible Executive entitled to an Applicable Qualifying Termination Severance Multiplier of two (2); and

ii.

one (1) for any Eligible Executive whose title is "Managing Partner" and whom the Committee has not otherwise designated as an Eligible Executive entitled to an Applicable Qualifying Termination Severance Multiplier of two (2).

"Base Compensation" means the Eligible Executive's total direct compensation (which consists of annual base salary, annual incentives and long-term incentives) from the Company.

"Board" means the Board of Directors of CrossFirst.

"Cause" means the Company's termination of an Eligible Executive's employment with the Company as a result of:

i.	the Eligible Executive's engagement in any act or acts of gross dishonesty or gross misconduct which result or are intended to result directly or indirectly in gain or personal enrichment at the expense of the Company or its affiliates and subsidiaries to which the Eligible Executive is not legally entitled;

ii.	the Eligible Executive's conviction of, plea of guilty to, or plea of nolo contendere to a felony or other crime that involves fraud or dishonesty;
iii.

any willful action or omission by the Eligible Executive which (I)(A) would constitute grounds for immediate dismissal under any employment policy of the Company or Affiliate by which the Eligible Executive is employed, (B) is a material violation of such policy and (C) in the determination of the Committee, could result in damage, liability or reputational harm to the Company, including use of illegal drugs while on the premises of the Company, or (II) is a violation of sexual harassment laws or the internal sexual harassment policy of the Company or Affiliate by which the Eligible Executive is employed;

iii.	the Eligible Executive's employment is required to be terminated by an order of a regulatory agency with authority over the Company or one of its Affiliates;

iv.	the Eligible Executive's habitual neglect of duties, including repeated absences from work without reasonable excuse; or

v.	the Eligible Executive's willful and intentional material misconduct in the performance of his or her duties that results in financial detriment to the Company or one of its Affiliates;

provided, however, that for purposes of clauses (iii), (iv), and (v), "Cause" shall not include any one or more of the following: bad judgment, negligence, or any act or omission believed by the Eligible Executive in good faith to have been in or not opposed to the interest of the Company (without intent of the Eligible Executive to gain, directly or indirectly, a profit to which the Eligible Executive was not legally entitled). An Eligible Executive who agrees to resign from his or her employment with the Company or any Affiliate in lieu of being terminated for Cause may be deemed, in the sole discretion of the Committee, to have been terminated for Cause for purposes of this Plan.

"Change in Control" has the meaning ascribed to it in the Equity Plan.

"COBRA" means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations and other guidance promulgated by the Treasury Department and the Internal Revenue Service thereunder.

"Committee" means the Compensation Committee of the Board or its delegate.

"Company" means CrossFirst and/or an Affiliate of CrossFirst.

"Constructive Termination" means the Eligible Executive's voluntary termination of employment (e.g., resignation) with the Company as a result of:

i.	a material reduction in the Eligible Executive's Base Compensation (other than a reduction in the same percentage as the reduction in other management employees' Base Compensation as part of a Company-wide cost reduction program or as a result of any requirement imposed upon the Company by any applicable regulatory authority);

ii.	the failure by the Company to pay to the Eligible Executive any portion of the Eligible Executive's Base Compensation within ten (10) days following the date on which such compensation is due; or

iii.	the taking of any action by the Company which would directly or indirectly materially reduce any of the life insurance, medical, health and accident, or disability plans in which the Eligible Executive was participating (other than any such matters implemented by the Company as part of a Company-wide cost reduction program and applicable to all Company management employees); or

iv.	a material diminution of Eligible Executive's position, authority, duties or responsibilities with the Company.

Notwithstanding the foregoing, no voluntary termination by the Eligible Executive shall constitute a "Constructive Termination" unless (a) the Eligible Executive has given notice of the proposed termination due to Constructive Termination, with particulars, to the Company not later than ninety (90) days following the initial occurrence of such condition; (b) the Company has an opportunity for thirty (30) days after such notice within which to remedy such condition, and fails to reasonably cure such condition; and (c) the

Eligible Executive resigns within one hundred and eighty (180) days after the initial occurrence of the condition potentially giving rise to a Constructive Termination.

"CrossFirst" means CrossFirst Bankshares, Inc.

"Disability" means the Eligible Executive must, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, be receiving or be reasonably expected to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Eligible Executive (or, if none, coverage under the CrossFirst Bankshares, Inc. Health and Welfare Plan).

"Effective Date" means May 1, 2022.

"Eligible Executive" means a key employee of the Company who:

i.	is expressly designated as an "Eligible Executive" by the Committee for the purposes of this Plan pursuant to resolutions duly adopted by the Committee; and

ii.	except as otherwise provided by the Committee, is not a party to an employment agreement with the Company pursuant to which severance benefits (whether relating to a change in control or otherwise) or payments are provided for (other than agreements such as a stock option, restricted stock, share or unit, performance share or unit, annual incentive, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on the Executive's involuntary termination from the Company, a Change in Control or termination of employment following a Change in Control); and

iii.	receives written notice of his or her status as an Eligible Executive, which status has not been terminated by the Administrator as provided herein, and which notice describes which benefits the Eligible Executive is eligible to receive under this Plan (including which multipliers will be used to determine the amount of such Eligible Executive's severance benefits under Section 4 and Section 5 of this Plan). The Administrator may terminate an Eligible Executive's right to receive severance benefits upon either or both of a Qualifying Termination or a Qualifying CIC Termination by delivering to the Eligible Executive, at least ninety (90) days prior to the end of the General Term or the CIC Term (as such terms are defined in Section 7(c) and as the case may be with respect to eligibility for benefits under Sections 4 and 5 of this Plan), written notice that the Eligible Executive is no longer eligible to participate in such portion of the Plan, which notice, if timely given, will terminate the Eligible Executive's right to receive severance benefits upon either or both of a Qualifying Termination or a Qualifying CIC Termination at the end of the General Term or CIC Term, respectively. Notwithstanding the foregoing, in no event may the Administrator terminate the participation of an Eligible Executive during the Protection Period if the Eligible Executive is eligible to receive severance benefits upon a Qualifying CIC Termination in accordance with Section 5.

"Equity Plan" means the Company's 2018 Omnibus Equity Incentive Plan (or the equity incentive plan most recently approved by the Company's stockholders and in use by the Company).

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Potential Change in Control" means the first occurrence of any one of the following:

(i) CrossFirst enters into an agreement, the consummation of which would result in the occurrence of a Change in Control; or

(ii) the Board adopts a resolution to the effect that a Potential Change in Control has occurred.

"Protection Period" means (i) the period following a Change in Control until the first anniversary of the Change in Control and (ii) the period following a Potential Change in Control, which period ends at the earlier of the (a) date CrossFirst makes a public announcement; (y) that it has terminated the agreement, the consummation of which would have resulted in the occurrence of a Change in Control; or (z) that the circumstances giving rise to a Potential Change in Control will not result in an actual Change in Control and (b) the date the Board declares in good faith that the circumstances giving rise to a Potential Change in Control will not result in an actual Change in Control.

"Qualifying CIC Termination" means, the occurrence during the CIC Term (as defined in Section 7(c)) and the Protection Period of either:

i.	an involuntary termination of an Eligible Executive's employment with the Company without Cause and other than as a result of the Eligible Executive's death or Disability; or

ii.	a voluntary termination of an Eligible Executive's employment by the Eligible Executive as a result of a Constructive Termination.

"Qualifying Termination" means the occurrence during the General Term (as defined in Section 7(c)) of either:

i.	an involuntary termination of an Eligible Executive's employment with the Company without Cause and other than as a result of the Eligible Executive's death or Disability; or

ii.	a voluntary termination of an Eligible Executive's employment by the Eligible Executive as a result of a Constructive Termination.

"Specified Employee" means any employee of the Company that CrossFirst determines is a Specified Employee within the meaning of Section 409A of the Code.  CrossFirst shall determine whether an employee is a Specified Employee by applying CrossFirst's Specified Employee Identification Procedure, or if there is no such procedure, by applying reasonable, objectively determinable identification procedures established by the Board (or a committee thereof) from time to time in accordance with Section 409A of the Code.

"Termination Date" means the date on which an Eligible Executive has a "separation from service," within the meaning of Section 409A of the Code, from the Company.

3.	Eligibility.

a)Eligible Executives. Only Eligible Executives shall be eligible to receive benefits under this Plan. The Committee shall limit the class of persons selected to participate in the Plan to a

"select group of management or highly compensated employees," within the meaning of Sections 201, 301 and 401 of ERISA.  The Committee shall determine which multipliers apply for purposes of determining the amount of each Eligible Executive's severance benefits under Section 4 and Section 5 of this Plan.

b)Qualifying Termination. Subject to the conditions described herein, including, without limitation, the requirements of Section 6 (Code § 280G potential carve-back) and 9(a) (Release requirements) of this Plan, the Company will pay severance benefits pursuant to Section 4 of this Plan to an Eligible Executive who is eligible to receive severance benefits upon a Qualifying Termination and who incurs a Qualifying Termination; provided, however, that if an Eligible Executive is also eligible to receive severance benefits upon a Qualifying CIC Termination, the Eligible Executive is eligible to receive severance benefits payable upon a Qualifying Termination only if the Qualifying Termination is not also a Qualifying CIC Termination.

c)Qualifying CIC Termination. Subject to the conditions described herein, including, without limitation, the requirements of Section 6 (Code § 280G potential carve-back) and 9(a) (Release requirements) of this Plan, the Company will pay severance benefits pursuant to Section 5 of this Plan solely to an Eligible Executive who is eligible to receive severance benefits upon a Qualifying CIC Termination and who incurs a Qualifying CIC Termination.

d)Non-Qualifying Termination. Notwithstanding any other provision of this Plan to the contrary, nothing in this Plan shall be construed to require the Company to pay any of the severance benefits under this Plan to an Eligible Executive if the Eligible Executive terminates employment with the Company under any circumstances that do not constitute a Qualifying Termination or a Qualifying CIC Termination.

4.	Amount and Payment of Benefits upon a Qualifying Termination.

Subject to Sections 6 (Code § 280G potential carve-back) and 9(a) (Release requirements) of this Plan, an Eligible Executive who incurs a Qualifying Termination and is not eligible to receive severance benefits pursuant to Section 5 (Qualifying CIC Termination) shall be entitled to receive the severance benefits described below in this Section 4:

a)Payment.  Unless otherwise provided herein, an Eligible Executive who incurs a Qualifying Termination shall receive severance payments in an amount equal to the sum of:

i.	the product of the Applicable Qualifying Termination Severance Multiplier multiplied by the Eligible Executive's annual base salary as of the Eligible Executive's Termination Date;

ii.	the product of the Applicable Qualifying Termination Severance Multiplier multiplied by the amount that the Eligible Executive would have received as an annual bonus under the Annual Incentive Plan for the plan year in which the Termination Date occurs, if an "at target" level of performance were achieved for such plan year and the Eligible Executive had remained employed through the end of the applicable performance year; and

iii.	the product of the Applicable Qualifying Termination COBRA Multiplier multiplied by the Company-paid portion of the COBRA continuation premium cost to cover the Eligible Executive and his or her eligible dependents, if any, for one (1) month under the Company's health, vision and dental plans in effect as of the date of the

Qualifying Termination. Such amount will include the Company-paid portion of the cost of the premiums for coverage of the Eligible Executive's dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company before the Qualifying Termination.

The severance payments made pursuant to this Section 4(a) shall be paid ratably over six (6) months, in accordance with the Company's normal payroll practices, commencing with the payroll period following the date on which the Release requirements of Section 9(a) are satisfied and in no event later than seventy-five (75) days after the Termination Date.

Notwithstanding any other provision of this Plan, if the Eligible Executive is a Specified Employee on his or her Termination Date, any portion of the severance payments under this Section 4(a) which may constitute non-exempt "nonqualified deferred compensation" subject to Code Section 409A shall be delayed until the earlier of (i) the first day after six (6) months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Code Section 409A; or (ii) the date the Eligible Executive dies following such Termination Date.

b)Additional Payment.  In addition to the severance payments made pursuant to Section 4(a), an Eligible Executive who incurs a Qualifying Termination shall also be entitled to receive a pro rata portion of the annual incentive bonus that the Eligible Executive would have received under the Annual Incentive Plan (or other annual incentive plan then in use by the Company) for the performance year during which his or her Termination Date occurs if the Eligible Executive had remained employed through the end of such performance year.  The amount of such pro rata portion shall be the amount that the Eligible Executive would have received if the Eligible Executive had remained employed through the end of the applicable performance year, divided by three hundred and sixty-five (365), multiplied by the number of days between the first day of the performance year and the Eligible Executive's Termination Date.  The severance payment eligible to be paid pursuant to this Section 4(b), if any, shall be paid in a single lump-sum cash payment, less all applicable withholding taxes, at the same time as the annual bonus payments are paid to other active bonus plan participants, and in no event later than the end of the calendar year in which the level of performance goal achievement is determined and certified by the Committee.

c)Outplacement Services.  The Company shall reimburse the Eligible Executive for all reasonable and well-documented expenses directly relating to outplacement counseling services obtained by the Eligible Executive during the eighteen (18) month period following the Eligible Executive's Qualifying Termination. The Eligible Executive may select the organization that will provide the outplacement counseling; however, the Company's obligation to reimburse the Eligible Executive for such expenses shall not exceed $25,000. Reimbursement shall be made as soon as practicable after submission of appropriate expense reports with the Company, but in no event later than the end of the Eligible Executive's taxable year following the year in which the expense for outplacement counseling services was incurred.

d)Equity Award Vesting.  An Eligible Executive who incurs a Qualifying Termination shall vest, if at all, in any and all previously granted stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance share units, deferred cash or any other form of equity awards issued by the Company and held by the Eligible Executive on his or her Termination Date (collectively, "Equity Awards") in accordance with the terms and conditions of the plan(s) and award agreements pursuant to which such Equity Awards are governed.

5.	Amount and Payment of Benefits upon a Qualifying CIC Termination.

Subject to Sections 6 (Code § 280G potential carve-back) and 9(a) (Release requirements) of this Plan, an Eligible Executive who incurs a Qualifying CIC Termination and is eligible to receive the following severance benefits on account thereof, shall be entitled to receive the severance benefits described in this Section 5 in lieu of any severance benefits that the Eligible Executive is eligible to receive pursuant to Section 4 of this Plan:

a)Payment.  Unless otherwise provided herein, an Eligible Executive who incurs a Qualifying CIC Termination shall receive a severance payment in an amount equal to the sum of:
i.	the product of the Applicable Qualifying CIC Termination Severance Multiplier multiplied by the Eligible Executive's annual base salary as of the Eligible Executive's Termination Date;

ii.	the product of the Applicable Qualifying CIC Termination Severance Multiplier multiplied by the amount that the Eligible Executive would have received as an annual bonus under the Annual Incentive Plan for the plan year in which the Termination Date occurs, if an "at target" level of performance were achieved for such plan year and the Eligible Executive had remained employed through the end of the applicable performance year;

iii.	the product of the Applicable Qualifying CIC Termination COBRA Multiplier multiplied by the Company-paid portion of the COBRA continuation premium cost to cover the Eligible Executive and his or her eligible dependents, if any, for one (1) month under the Company's health, vision and dental plans in effect as of the date of the Qualifying CIC Termination. Such amount will include the Company-paid portion of the cost of the premiums for coverage of the Eligible Executive's dependents if, and only to the extent that, such dependents were enrolled in a health, vision or dental plan sponsored by the Company before the Qualifying CIC Termination; and

iv.	a pro rata portion of the annual incentive bonus that the Eligible Executive would have received under the Annual Incentive Plan (or other annual incentive plan then in use by the Company) for the performance year during which his or her Termination Date occurs as if the Eligible Executive had remained employed through the end of such performance year and if an "at target" level of performance were achieved for such performance year. The amount of such pro rata portion shall be the amount that the Eligible Executive would have received if the Eligible Executive had remained employed through the end of the applicable performance year and if an "at target" level of performance were achieved for such performance year, divided by three hundred and sixty-five (365), multiplied by the number of days between the first day of the performance year and the Eligible Executive's Termination Date.

The severance payment pursuant to this Section 5(a) shall be paid in a single lump-sum cash payment, less all applicable withholding taxes within the sixty (60) day period following the Eligible Executive's Termination Date. Notwithstanding any other provision of this Plan, if the Eligible Executive is a Specified Employee on his or her Termination Date, any portion of the severance payment under this Section 5(a) which may constitute non-exempt "nonqualified deferred compensation" subject to Code Section 409A shall be delayed until the earlier of (i) the first day after six (6) months following such Termination Date, as determined by the Company for the avoidance of penalties and/or excise taxes under Code Section 409A, or (ii)  the date the Eligible Executive dies following such Termination Date.

b)Outplacement Services.  The Company shall reimburse the Eligible Executive for all reasonable and well-documented expenses directly relating to outplacement counseling services obtained by the Eligible Executive during the eighteen (18) month period following the Eligible Executive's Qualifying CIC Termination. The Eligible Executive may select the organization that will provide the outplacement counseling, however, the Company's obligation to reimburse the Eligible Executive for such expenses shall not exceed $25,000. Reimbursement shall be made as soon as practicable after submission of appropriate expense reports with the Company but in no event later than the end of the Eligible Executive's taxable year following the year in which the expense for outplacement counseling services was incurred.

c)Equity Award Vesting. An Eligible Executive who incurs a Qualifying CIC Termination shall vest, if at all, in any and all previously granted Equity Awards in accordance with the terms and conditions of the plan(s) and award agreements pursuant to which such Equity Awards are governed.

6.	IRC § 280G: Best Net Protection.

In the event that the severance payments, distributions or benefits to be made by the Company to or for the benefit of the Eligible Executive (whether paid, payable, distributed, distributable or provided pursuant to the terms of this Plan, under some other plan, agreement, or arrangement, or otherwise) ("Payments") (i) constitute "parachute payments" within the meaning of Code Section 280G and (ii) but for this Section 6 would be subject to the excise tax imposed by Code Section 4999 (the "Excise Tax"), then the Payments to the Eligible Executive shall be either: (a) delivered in full, or (b) delivered after reducing the Payments $1 below the safe harbor limit (as described in Code Section 280G(b)(2)(A)(ii)) which would result in no portion of the Payments being subject to the Excise Tax.  The choice between (a) and (b) shall depend upon whichever of the foregoing amounts, taking into account the applicable federal, state, and local income taxes and the Excise Tax, results in the receipt by the Eligible Executive, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Payments may be taxable under Code Section 4999. In the event that the Payments are required to be reduced by this paragraph, any amount payable pursuant to Sections 4 or 5 shall be reduced, first by reducing all Payments being made pursuant to Sections 4(a) through (b) or 5(a) that do not constitute "nonqualified deferred compensation" within the meaning of Code Section 409A (in the order designated by the Eligible Executive), second, by reducing all Payments other than those made pursuant to Sections 4(a) through (b) or 5(a) that do not constitute "nonqualified deferred compensation" within the meaning of Code Section 409A (in the order designated by the Eligible Executive), and third, reducing all Payments that constitute "nonqualified deferred compensation" within the meaning of Code Section 409A, with the latest of such scheduled payments being reduced first. CrossFirst's accounting firm shall make all determinations required by this paragraph, and CrossFirst and the Eligible Executive shall cooperate with each other and the accounting firm and shall provide necessary information so that the accounting firm may make all such determinations. CrossFirst shall pay all of the fees of the accounting firm for services performed by the accounting firm as contemplated in this Section 6.

7.	Administration/Amendment/Termination.

a)Administrator. The Administrator has the sole discretionary authority to construe and interpret this Plan and to make any and all determinations related to administration of this Plan, including all questions of eligibility for participation and benefits, to the maximum extent permitted by law. The decisions, actions and interpretations of the Administrator are final and binding on all parties.  The Administrator may delegate any of its duties under the Plan to such individuals or entities from time to time as it may designate.

b)Amendment. The Committee expressly reserves the right to amend this Plan, in whole or in part, at any time and in any way it determines to be advisable; provided that if the amendment will become effective during either the General Term or the CIC Term (as applicable to an Eligible Executive) then in progress (which, for this purpose, shall not include any renewal terms) and will materially and adversely affect the rights of any Eligible Executive under the Plan, the Company must obtain the Eligible Executive's written consent to the amendment. Notwithstanding the foregoing, any amendment to the definition of "Change in Control" made to the Equity Plan before a Change in Control or Potential Change in Control has occurred will not be deemed to adversely affect the rights of any Eligible Executives.  Further, in no event shall a notification to an Eligible Executive notifying him or her that his or her participation in the Plan will terminate at the end of the General Term or CIC Term (as applicable) then in progress constitute an amendment to the Plan requiring such Eligible Executive's prior written consent.

c)Termination.  An Eligible Executive's right under this Plan to receive severance benefits upon a Qualifying Termination shall commence upon the Effective Date and shall continue in effect through the first anniversary of the Effective Date (the "Initial General Term"). An Eligible Executive's right under this Plan to receive severance benefits upon a Qualifying CIC Termination shall commence upon the Effective Date and shall continue in effect through the third anniversary of the Effective Date (the "Initial CIC Term").  Unless terminated prior to either the end of the Initial General Term or the Initial CIC Term, both the Initial General Term and the Initial CIC Term shall be automatically renewed for successive one-year periods commencing at the end of the Initial General Term and Initial CIC Term, respectively, and on each anniversary date thereafter.  For purposes of this Plan, any reference to the "General Term" shall include the Initial General Term and any extension thereof and any reference to the "CIC Term" shall include the Initial CIC Term and any extension thereof.  Notwithstanding the foregoing, the Committee reserves the right to terminate this Plan by providing written notice to each Eligible Executive at least  ninety (90) days prior to the end of the General Term or CIC Term that such term will not be extended, and if such notice is timely given, the Plan will terminate with respect to the General Term or CIC Term at the end of the General Term or CIC Term, as applicable, then in effect; provided that if the CIC Term expires or is scheduled to expire during the Protection Period, the CIC Term shall be deemed to have been extended through, and the Plan shall continue in full force and effect and shall not terminate or expire until the first day immediately following the expiration of the Protection Period (as defined below). A proper termination of this Plan automatically shall effect a termination of all the Eligible Executive's rights and benefits hereunder without further action or notice; provided, however, no termination shall reduce or terminate any Eligible Executive’s right to receive, or continue to receive, any benefits that became payable in respect of a termination of employment that occurred prior to the date of such termination.

8.	Claims for Benefits.

Any claim for benefits under this Plan shall be subject to the claims procedures contained in Appendix B attached to this Plan.

9.	Miscellaneous Provisions.

a)Release and Adherence to Restrictive Covenants. In consideration of and as a condition precedent to receiving any of the severance benefits in the event of a Qualifying Termination or Qualifying CIC Termination under this Plan, no severance payment nor severance benefit shall be required to be made or provided under Sections 4 or 5 unless and until the Eligible Executive (i) executes and delivers to the Company a release of all claims in such form as requested by the Company within twenty-two (22) days following the Eligible Executive's Date of Termination (or any such longer period if required by applicable law and communicated to the Eligible Executive), (ii) does not revoke the release during the seven (7) day period following the date that the Eligible Executive executed the release (or any such longer period if required by applicable law and communicated to the Eligible Executive), and (iii) adheres to and remains in compliance with the restrictive covenants set forth in Appendix A or any employment agreement to which the Eligible Executive may be subject, each of which may apply for a period of time after the termination of the Eligible Executive's employment as described therein.  To the extent any Equity Award award agreement between the Company and the Eligible Executive contains restrictive covenants, such Equity Award will be subject to the restrictive covenants therein and not any restrictive covenants contained in Appendix A of this Plan.

b)Waiver. The failure of the Company to enforce at any time any of the provisions of this Plan, or to require at any time performance of any of the provisions of this Plan, shall in no way be construed to be a waiver of these provisions, nor in any way to affect the validity of this Plan or any part thereof, or the right of the Company thereafter to enforce every provision.

c)Benefits Not Transferable. Except as may be required by law, no benefit eligible to be payable under this Plan to any Eligible Executive shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, and any attempt to alienate, sell, transfer, assign, pledge, encumber or charge all or any part of the benefit shall be void; provided, however, that if a terminated Eligible Executive dies before the end of the period over which such Eligible Executive is entitled to receive severance benefits under this Plan, the severance benefits payable hereunder shall be paid to the estate of such Eligible Executive or to the person who acquired the rights to such benefits by bequest or inheritance (the "Beneficiary"), provided such Beneficiary satisfies the release requirements in Section 9(a). Except as may be provided by law, no benefit shall in any manner be subject to the debts, contracts, liabilities, engagements or torts of any Eligible Executive, nor shall it be subject to attachment or legal process for, or against, the Eligible Executive and the same shall not be recognized under this Plan.

d)Successors of the Company. This Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. The term "Company," as used in this Plan, shall mean the Company as heretofore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.

e)No Contract of Employment. The definitions and criteria set forth herein are solely for the purpose of defining Plan eligibility. No legal rights to employment are created or implied by this Plan, nor are any conditions or restrictions hereby placed on termination of employment. Unless the employee has a written employment agreement binding on the Company that provides otherwise, employment with the Company is employment-at-will. As such, termination of employment may be initiated by the Eligible Executive or by the Company at any time for any reason that is not unlawful, with or without Cause.

f)Governing Law. To the extent not pre-empted by federal law, this Plan shall be construed, administered and governed in accordance with and governed by the laws of the State of Kansas, without regard to any conflict of law principles. Subject to Section 8(h), any action concerning this

Plan shall be brought in a court of competent jurisdiction in Johnson County, Kansas, and each party consents to the venue and jurisdiction of such court.

g)Entire Plan. This Plan constitutes the Company's entire Executive Severance Plan for the Eligible Executive and, except as provided in Section 9(h) and Section 10 of this Plan, supersedes any and all previous representations, understandings and plans with respect to general severance for the Eligible Executives, and any such representations, understandings and plans with respect to Eligible Executive severance are hereby canceled and terminated in all respects.

h)Severability and Interpretation. Whenever possible, each provision of this Plan and any portion hereof shall be interpreted in such a manner as to be effective and valid under applicable law, rules and regulations. If any covenant or other provision of this Plan (or portion thereof) shall be held to be invalid, illegal, or incapable of being enforced, by reason of any rule of law, rule, regulation, administrative order, judicial decision or public policy, all other conditions and provisions of this Plan shall, nevertheless, remain in full force and effect, and no covenant or provision shall be deemed dependent upon any other covenant or provision (or portion) unless so expressed herein. The parties hereto desire and consent that the court or other body making such determination shall, to the extent necessary to avoid any unenforceability, so reform such covenant or other provision or portion of this Plan to the minimum extent necessary so as to render the same enforceable in accordance with the intent herein expressed.

i)No Mitigation Required. The Eligible Executive shall not be required to mitigate the amount provided for in Sections 4 or 5 of this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in Section 4 of this Plan be reduced by any compensation earned by the Eligible Executive as the result of employment by another employer after the date of termination, or otherwise.

j)Validity. If any provision of this Plan is held invalid, void or unenforceable, the same shall not affect, in any respect whatsoever, the validity of any other provision of this Plan.

k)Captions and Titles. Captions and titles have been used in this Plan only for convenience, and in no way define, limit or describe the meaning of this Plan or any part thereof.

l)Section 409A Savings Clause. This Plan is intended to comply with the provisions of Section 409A of the Code, including the exceptions for short-term deferrals, separation pay arrangements, reimbursements and in-kind distributions, and shall be administered and interpreted in accordance with such intent.  Without limiting the generality of the foregoing, any term or provision that is determined by the Administrator to have an ambiguous definition shall be interpreted, to the extent reasonable, to comply with Section 409A of the Code. Any reference in this Plan to a "termination of employment" or similar term or phrase shall be interpreted as a "separation from service" within the meaning of Section 409A of the Code. Each payment under this Plan shall be treated as a separate payment for purposes of Section 409A of the Code. In no event may an Eligible Executive, directly or indirectly, designate the calendar year of any payment to be made under this Plan. All reimbursements and in-kind benefits, including any taxable health, dental and vision benefits provided under this Plan that constitute deferred compensation within the meaning of Section 409A of the Code shall be made or provided in accordance with the requirements of Section 409A of the Code, including, without limitation, that (i) in no event shall reimbursements by the Company under this Plan be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred, provided that the Eligible Executive shall have submitted an invoice for such fees and expenses at least ten (10) days before the end of the calendar year next following the calendar year in which such fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year (other than medical reimbursements described in Treas. Reg. Section 1.409A-3(i)(1)(iv)(B)) shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; (iii) the Eligible Executive's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit; and (iv) in no event shall the Company's obligations to make such reimbursements or to provide such in-kind benefits apply later than the end of the third year following the year in which the Eligible Executive's Termination Date occurred.

10.	No Duplication of Benefits.

Notwithstanding the foregoing, any benefits received by an Eligible Executive pursuant to this Plan shall be in lieu of any general severance policy or other change in control severance plan maintained by the Company except to the extent any such substitution in severance benefits or payment timing would result in a violation of Code Section 409A.

APPENDIX A TO SENIOR EXECUTIVE SEVERANCE PLAN

Restrictive Covenants

[Reserved]

APPENDIX B TO SENIOR EXECUTIVE SEVERANCE PLAN

Claims Procedures

a)	Initial Claims. In order to file a claim to receive benefits under the Plan, the Eligible Executive or his or her authorized representative must submit a written claim for benefits under the Plan within sixty (60) days after the Eligible Executive's termination of employment. Claims should be addressed and sent to:

Corporate Secretary

(the "Claims Administrator")

CrossFirst Bankshares, Inc.

11440 Tomahawk Creek Parkway

Leawood, Kansas 66211

If the Eligible Executive's claim is denied, in whole or in part, the Eligible Executive will be furnished with written notice of the denial within ninety (90) days after the Claims Administrator's receipt of the Eligible Executive's written claim, unless special circumstances require an extension of time for processing the claim, in which case a period not to exceed one hundred and eighty (180) days will apply. If such an extension of time is required, written notice of the extension will be furnished to the Eligible Executive before the termination of the initial 90-day period and will describe the special circumstances requiring the extension, and the date on which a decision is expected to be rendered. Written notice of the denial of the Eligible Executive's claim will contain the following information:

i.	the specific reason or reasons for the denial of the Eligible Executive's claim;

ii.	references to the specific Plan provisions on which the denial of the Eligible Executive's claim was based;

iii.	a description of any additional information or material required by the Claims Administrator to reconsider the Eligible Executive's claim (to the extent applicable) and an explanation of why such material or information is necessary; and

iv.	a description of the Plan's review procedure and time limits applicable to such procedures, including a statement of the Eligible Executive's right to bring a civil action under Section 502(a) of ERISA following a benefit claim denial on review.

b)Appeal of Denied Claims. If the Eligible Executive's claim is denied and he or she wishes to submit a request for a review of the denied claim, the Eligible Executive or his or her authorized representative must follow the procedures described below:

i.	Upon receipt of the denied claim, the Eligible Executive (or his or her authorized representative) may file a request for review of the claim in writing with the Claims Administrator. This request for review must be filed no later than sixty (60) days after the Eligible Executive has received written notification of the denial.

ii.	The Eligible Executive has the right to submit in writing to the Claims Administrator any comments, documents, records or other information relating to his claim for benefits.

iii.	The Eligible Executive has the right to be provided with, upon request and free of charge, reasonable access to and copies of all pertinent documents, records and other information that is relevant to his claim for benefits.

iv.	The review of the denied claim will take into account all comments, documents, records and other information that the Eligible Executive submitted relating to his claim, without regard to whether such information was submitted or considered in the initial denial of his claim.

c)Claims Administrator's Response to Appeal. The Claims Administrator will provide the Eligible Executive with written notice of its decision within sixty (60) days after the Claims Administrator's receipt of the Eligible Executive's written claim for review. There may be special circumstances which require an extension of this sixty (60) day period. In any such case, the Claims Administrator will notify the Eligible Executive in writing within the sixty (60) day period, and the final decision will be made no later than one hundred and twenty (120) days after the Claims Administrator's receipt of the Eligible Executive's written claim for review. The Claims Administrator's decision on the Eligible Executive's claim for review will be communicated to the Eligible Executive in writing and, if denied, will clearly state:

i.	the specific reason or reasons for the denial of the Eligible Executive's claim;

ii.	reference to the specific Plan provisions on which the denial of the Eligible Executive's claim is based;

iii.	a statement that the Eligible Executive is entitled to receive, upon request and free of charge, reasonable access to, and copies of, the Plan and all documents, records and other information relevant to his claim for benefits; and

iv.	a statement describing the Eligible Executive's right to bring an action under Section 502(a) of ERISA.

d)Deadline to File Claim. To be considered timely under these claims procedures, a claim must be filed under Sections 8(a) within sixty (60) days following the Eligible Executive's termination of employment.

e)Exhaustion of Administrative Remedies. The exhaustion of these claims procedures is mandatory for resolving every claim and dispute arising under this Plan. As to such claims and disputes: (i) no claimant shall be permitted to commence any legal action to recover benefits or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, until these claims procedures have been exhausted in their entirety; and (ii) in any such legal action, all explicit and all implicit determinations by the Claims Administrator (including, but not limited to, determinations as to whether the claim, or a request for a review of a denied claim, was timely filed) shall be afforded the maximum deference permitted by law.

f)Deadline to File Action. No legal action to recover benefits under this Plan or to enforce or clarify rights under the Plan under Section 502 or Section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum before the earlier of: (i) eighteen (18) months after the claimant knew or reasonably should have known of the principal facts on which the claim is based; or (ii) six (6) months after the claimant has exhausted the claims procedure under this Plan. Knowledge of all facts that the claimant knew or reasonably should have known shall be imputed to every claimant who is or claims to be a Beneficiary of an Eligible Executive or otherwise claims to derive an entitlement by reference to the Eligible Executive for the purpose of applying the previously-specified periods.

g)Plan Claims Administrator Discretion; Court Review. The Claims Administrator and all persons determining or reviewing claims have full discretion to determine benefit claims under this Plan. Any interpretation, determination or other action of such persons shall be subject to review only if it is arbitrary or capricious or otherwise an abuse of discretion. Any review of a final decision or action of the persons reviewing a claim shall be based only on such evidence presented to or considered by such persons at the time they made the decision that is the subject of review.